Exhibit 10.1

LANDSEA HOMES CORPORATION

EXECUTIVE CASH INCENTIVE PLAN

(Effective as of January 1, 2021)

This Landsea Homes Corporation Executive Cash Incentive Plan (the “Plan”) has been established by Landsea Homes Corporation (the “Company”) with the following plan objectives: (a) to provide a link between compensation and performance; (b) to motivate Participants (as defined below) to achieve individual and corporate performance goals and objectives; and (c) to enable the Company to attract and retain high quality executives.

Section 1. Administration

The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall have full power and authority to administer and interpret the Plan, including, without limitation, the power to: (a) prescribe, amend, and rescind rules and procedures relating to the Plan and to define terms not otherwise defined herein; (b) establish the performance goals and objectives for any performance year and certify the level at which those goals and objectives are attained for such performance year; (c) determine which employees qualify as Participants in the Plan and which Participants shall be paid bonuses under the Plan; (d) determine whether, to what extent, and under what circumstances bonus awards granted hereunder may be forfeited or suspended; (e) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any bonus award granted hereunder in the manner and to the extent that the Committee shall determine appropriate; (f) adjust or modify the calculation of a performance goal or objective for a performance year so as to avoid unanticipated consequences or address unanticipated events; and (g) make all determinations necessary and advisable in administering the Plan. Section headings are provided for administrative convenience and shall not restrict the Committee’s interpretive authority.

The Committee may establish a performance period that covers a period other than a fiscal year, and any reference in the Plan to a performance year shall refer to such performance period. The determinations of the Committee and its delegates with respect to the Plan will be final, binding, and conclusive on all interested parties.

Section 2. Eligibility

All the executive officers of the Company, and such other officers or employees of the Company as the Committee shall determine in its sole discretion (each, a “Participant”) are eligible to participate in the Plan for each performance year the Plan remains in effect. Except as otherwise determined by the Committee in its sole discretion, an executive officer who joins the Company before the end of a performance year may be eligible for a prorated bonus, based on his or her length of service that year.

Section 3. Award Determination

(a)       Performance Goals and Objectives. Payment of bonus awards will be based on the attainment of performance goals and objectives. At the beginning of a performance year the Committee will establish in writing the performance goals and/or objectives for the performance year. The Committee may vary the performance goals and/or objectives and weightings, if any, from Participant to Participant, performance year to performance year.

(b)       Target Awards. The target bonus award for each Participant shall be determined by the Committee in its sole discretion (the “Target Bonus”).

(c)       Award Determination. Final bonus amounts payable to Participants in the Plan will be determined and certified by the Committee based on the level at which the Participant’s performance goals and objectives are achieved. The determinations of the Committee will be final, binding and conclusive on all interested parties.

Section 4. Payment

Bonus award payments, if any, will be paid to Participants promptly following award determination, provided that, except as specified in Section 5 or otherwise determined by the Committee, a Participant must be actively employed by the Company on the bonus payment date in order to receive any bonus award for the applicable performance year. The Company shall withhold from the bonus award and/or otherwise collect from each Participant all employment, income, and other taxes and amounts that it determines are required or appropriate.

Section 5. Termination of Employment

Unless the Committee determines otherwise, a Participant whose employment with the Company terminates for any reason prior to the bonus award payment date will not be eligible for or entitled to receive a bonus payment for the performance year. The Committee may establish rules in its sole discretion regarding the bonus payable, if any, in the case of the retirement, death or disability of a Participant prior to the bonus award payment date, and the persons to whom such payments shall be made.

Section 6. Amendment or Termination of the Plan

The Committee reserves the right to interpret, modify, suspend or terminate the Plan at any time as determined in its sole discretion.

Section 7. Clawback

Bonus awards paid under this Plan will be subject to recoupment in accordance with any other recoupment policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law. No recovery of compensation under this Section 7 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any Company plan or agreement with the Company.

Section 8. No Rights to Employment

The designation of an employee as a Participant will not give the employee any right to be retained in the employ of the Company or its affiliates and the ability of the Company and its affiliates to dismiss or discharge a Participant at any time and for any reason is specifically reserved notwithstanding the existence of the Plan.

Section 9. Non-Exclusivity

The adoption of the Plan by the Board does not create any limitation on the power of the Committee or the Board to adopt other cash or equity-based compensation programs. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

Section 10. Unfunded Plan

No amounts awarded or accrued under the Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of the participating entity employing the Participant at the time such bonus becomes payable (or, if none, the participating entity most recently employing the Participant) (the “Paying Entity”). Participants shall have the status of general creditors and shall look solely to the general assets of the Paying Entity for the payment of their bonus awards.

Section 11. No Assignment

No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void. During the lifetime of any Participant, payment of a bonus award under the Plan shall only be made to such Participant.

Section 12. Section 409A

The Plan is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”) and shall be administered in such a manner and shall be construed and interpreted in accordance with such intent. To the extent that a bonus award or the payment of such award is subject to Section 409A, the bonus award shall be granted and paid in a manner that will comply with Section 409A. Any provision of this Plan that would cause the grant of a bonus award or the payment of such award to fail to satisfy Section 409A may be amended, in the discretion of the Committee, to comply with Section 409A on a timely basis, and may be amended on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.

Section 13. Applicable Law

To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

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